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                                                                       EXHIBIT 5





                            CRAVATH, SWAINE & MOORE
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, N.Y. 10019


                         The Columbia Gas System, Inc.


Ladies & Gentlemen:

                 We have acted as counsel for The Columbia Gas System, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of 1993 (the "Securities Act") of up to an aggregate of $1,000,000,000 of (i) Debentures of the Company to be issued under an Indenture dated as of November 28, 1995, (the "Indenture"), between the Company and Marine Midland Bank (the "Trustee"), (ii) preferred stock (the "Preferred Stock") of the Company and/or
(iii) common stock (the "Common Stock") of the Company (the Debentures, Preferred Stock and Common Stock are collectively referred to herein as the "Securities").

                 In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation of the Company, as amended; (b) the By- laws of the Company; (c) the Indenture; and (d) the form of the Deposit Agreement (the "Deposit Agreement") filed as Exhibits to the Registration Statement.

                 Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws;
(ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) a Prospectus Supplement or term sheet will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will
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comply with all applicable laws; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;
(v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vi) any Securities issuable upon conversion, exchange or exercise of any Security being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise, we are of opinion as follows:

                 (1) the Company is a validly existing corporation under the laws of the State of Delaware;

                 (2) with respect to Debentures to be issued under the Indenture, when (A) the Trustee is qualified to act as Trustee, under the Indenture, (B) the Trustee has duly executed and delivered the Indenture, (C) the Indenture has been duly authorized and validly executed and delivered by the Company to the Trustee, (D) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (E) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the issuance and terms of such Debentures, the terms of the offering thereof and related matters, and
         (F) such Debentures have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debentures will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law);

                 (3) with respect to shares of Preferred Stock, when both (A) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a Certificate of Amendment relating to such Preferred Stock (a "Certificate") and the filing of the Certificate with the Secretary of State of the State of Delaware, and (B) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar
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         agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable;

                 (4) with respect to shares of Common Stock when both (A) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable; and

                 We know that we may be referred to, as counsel who has passed upon the validity of the Debentures or the issuance of the Preferred Stock and Common Stock by the Company, in a supplement to the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Securities filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit
(5) thereto.



                                                     Very truly yours,


                                                     CRAVATH, SWAINE & MOORE


The Columbia Gas System, Inc.
   20 Montchanin Road
          Wilmington, Delaware 19807